                                                                          [LOGO]
                                                                    THE HARTFORD

JOINT & LAST SURVIVOR
LIFEACCESS ACCELERATED
BENEFIT RIDER AMENDMENT

This Amendment modifies the Policy's Accelerated Benefit provision provided by the LifeAccess Accelerated Benefit Rider (the "Rider") that is attached to the Policy as described below. All other terms and provisions of the Policy's Accelerated Benefit will continue to apply.

1. The first paragraph of the BENEFIT provision is replaced with the following:

     The Rider provides for the acceleration of up to 100% of the Death Benefit and any term insurance amount available under the Policy while the Rider remains in effect, provided all of the terms and conditions of the Rider have been met. While both Insureds are living, benefits are payable ONLY when both Insureds are Chronically Ill at the same time, with each Insured having been so certified by a Licensed Health Care Practitioner. Benefits are also payable when the Last Surviving Insured has been certified as being Chronically Ill by a Licensed Health Care Practitioner. IN EITHER EVENT, ONLY ONE LIFETIME BENEFIT AMOUNT IS AVAILABLE FOR ACCELERATION. As an Accelerated Death Benefit Rider that pays on a per diem basis, this Rider does not require expenses to be incurred in order for benefits to be paid. DEATH BENEFITS, ACCOUNT VALUE, CASH VALUE AND LOAN VALUE, IF ANY, WILL BE REDUCED IF YOU RECEIVE ACCELERATED DEATH BENEFITS UNDER THIS RIDER.

2. The definition of INSURED as found in the Rider, and all references to it, is changed as follows:

       a. while both Insureds are living, INSURED will mean each Insured shown in the Policy Specifications; and

       b. after the death of one of the Insureds shown in the Policy Specifications, INSURED will mean the Last Surviving Insured.

3. The first condition under the WHEN BENEFIT PAYMENTS END provision is replaced with:

     While both insureds are living, when either insured no longer meets any one of the Conditions of Eligibility for Benefit Payments, or, following the death of one of the Insureds, when the Last Surviving Insured no longer meets any one of the Conditions of Eligibility for Benefit Payments.

4. The EXCLUSIONS provision is amended so that when either Insured's or the Last Surviving Insured's Chronic Illness is a result of any one of the events listed in such provision, this Rider will not provide an Accelerated Benefit for Chronic Illness. In addition, this Rider does not provide an Accelerated Benefit if either Insured's Licensed Health Care Practitioner resides outside of the United States.

This Amendment is part of the Policy to which it is attached. In the event any of the provisions or terms of this Amendment conflict with any applicable provisions of the Policy and Rider, the provisions of this Amendment will control. The Amendment's date of issue and effective date are the same as that of the Rider.

Signed for the HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

/s/ David N. Levenson
[DAVID N. LEVENSON, PRESIDENT]

                                     [LOGO]
                                  THE HARTFORD

LIFEACCESS ACCELERATED BENEFIT RIDER AMENDMENT

This Amendment modifies the Policy's Accelerated Benefit provision provided by the LifeAccess Accelerated Benefit Rider ("Rider") that is attached to the Policy. All other terms and provisions of the Policy's Accelerated Benefit not otherwise modified below will continue to apply.

1. The 90 day WAITING PERIOD and all references to it, including terms and definitions, are hereby deleted.

2. The second paragraph of the WHEN BENEFIT PAYMENTS BEGIN provision is changed so that the first benefit payment will include benefits payable retroactively for the period following the date We receive Written Certification from You up to the date of the first benefit payment.

3. The WAIVER OF COSTS provision is changed so that during and after the time benefit payments are made under the Rider, if the Account Value less Indebtedness is insufficient to satisfy Monthly Deduction Amounts, We will waive the portion of such deductions which exceed the Account Value less Indebtedness to keep the Policy from going into default.

4. The EXCLUSIONS provision is changed to delete the requirement that the Insured reside inside of the United States in order to receive an Accelerated Benefit.

This Amendment is part of the Policy to which it is attached. The Amendment's date of issue and effective date are the same as that of the Rider.

Signed for the HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

/s/ David N. Levenson
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DAVID N. LEVENSON, PRESIDENT